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                                                                    EXHIBIT 20.1

                               THORNBURG MORTGAGE
                                ASSET CORPORATION
                              119 East Marcy Street
                           Santa Fe, New Mexico 87501
                                  505-989-1900


                            ADMINISTRATOR OF THE PLAN
                   CONTINENTAL STOCK TRANSFER & TRUST COMPANY
                                   2 Broadway
                               New York, NY 10004


                              SHAREHOLDER RELATIONS
                               THORNBURG MORTGAGE
                                ASSET CORPORATION
                              119 East Marcy Street
                           Santa Fe, New Mexico 87501
                                  505-989-1900



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                               THORNBURG MORTGAGE
                                ASSET CORPORATION


Dear Shareholder:

         We appreciate your interest in Thornburg Mortgage Asset Corporation ("TMA"), a real estate investment trust that invests primarily in adjustable-rate mortgage assets. At this time we want to provide you with additional information regarding TMA's Dividend Reinvestment and Stock Purchase Plan Amended as of September 17, 1997 (the "Plan").

         The Plan provides a convenient and economical way for both common and preferred shareholders to automatically reinvest their dividends and to make common stock purchases, in amount ranging between $100 and $5,000 per month, at a discount rate ranging from 0% to 5% to the then current market price. It also provides interested non-shareholders a way to make their initial cash purchases in an amount ranging from $500 to $5,000 at the same Discount Rate. Please review the accompanying Prospectus for a detailed explanation of the terms and conditions of the Plan.

         We believe the Plan has some important advantages to both you as an investor and to the Company as a whole. The following are a few highlights that you should be aware of:

o When you elect to reinvest your dividends and new shares are issued by TMA, your dividends will be reinvested into new common shares at a discount to the then current market price. The current Discount Rate is 3%;

o When common shares are purchased in the market, dividends will be reinvested in such shares without incurring brokerage commissions or other expenses;

o A common or preferred shareholder can designate the dividends on a portion of his or her shares to be reinvested in common shares and continue to receive cash dividends on the remaining portion;

o If a participant's shares are held in a tax deferred plan, then the tax on the dividends may also be deferred;

o Shareholders can also make additional purchases of TMA common stock on a monthly basis, subject to a minimum purchase limit of $100 and a maximum purchase limit of $5,000, at up to a 5% discount to the then current market price (larger purchases are possible subject to the Company's approval);


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o        Non-Shareholders may become Participants by making their initial cash investment in the Company, subject to a minimum purchase limit of $500 and a maximum purchase limit of $5,000, at up to a 5% discount to the then current market price (larger purchases are possible subject to the Company's approval);

o Participation by shareholders increases the equity capital base of TMA which contributes to its continued growth.

         The following are a few answers to commonly asked questions regarding the Plan. Please read the accompanying Prospectus carefully before deciding to participate. Each shareholder currently participating in the Plan will continue to participate without any further action required on his or her part.

WHAT IS THE PURPOSE OF THE DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN?

         The purpose of the Plan is to provide common and preferred shareholders with a convenient and economical method to both automatically reinvest their cash dividends in shares of TMA's common stock. It also provides current shareholders and interested new investors with a way to purchase common shares directly from the Company at a discount. The Plan is intended to benefit long term investors who want to increase their investment in the common stock of the Company.

WHO IS THE PLAN'S ADMINISTRATOR?

         The Plan is being administered by Continental Stock Transfer & Trust Company (the "Plan Administrator"). The Plan Administrator keeps records, sends statements of account to each participant in the Plan and performs other duties related to the Plan, including the safekeeping of the shares purchased for each participant. The Plan Administrator also acts as the dividend disbursing agent, transfer agent and registrar for the common stock of TMA.

WHAT INVESTMENT OPTIONS ARE AVAILABLE?

         The attached Authorization Form provides for the purchase of shares of TMA common stock through the following investment options:

         (1) FULL DIVIDEND REINVESTMENT - the Plan Administrator will apply all cash dividends paid on all common and/or preferred shares registered in your name(s), together with any option cash purchases, toward the purchase of shares of TMA's common stock.

         (2) PARTIAL DIVIDEND REINVESTMENT - the Plan Administrator will apply all cash dividends pain on only the number of participating common and/or preferred shares you specify on the authorization form, together with any optional cash purchases, toward the purchase of shares of TMA's common stock. Common stock purchased by the Plan will be automatically enrolled in the Plan such that the dividends paid on such shares will also be reinvested in shares of TMA's common stock.


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         (3) CASH PURCHASES ONLY - the Plan Administrator will apply voluntary cash contributions received from you towards the purchase of shares to TMA's common stock. The optional cash purchases are subject to a minimum purchase limit of $100.00 (except initial cash purchases by non-shareholders, which are subject to a minimum purchase limit of $500) and a maximum purchase limit of $5,000 for each month. You will continue to receive cash dividends on common and/or preferred shares registered in you name(s). Dividends paid on common stock purchased by the Plan will be automatically reinvested in shares of the TMA's common stock.

CAN I CHANGE MY INVESTMENT OPTIONS?

         Yes. Participants may change their investment options at any time by requesting an authorization form and returning it to the Plan Administrator.

HOW ARE THE SHARES PURCHASED FOR THE PLAN?

         TMA will pay the Plan Administrator all dividends for shares of common and/or preferred stock owned by participants in the Plan. At the direction of TMA, the Plan Administrator will then apply such funds, together with any voluntary cash contributions received from Participants, towards the purchase of TMA's common stock, either directly from TMA or on the open market. The price of the shares purchased by the Plan Administrator directly from TMA will be discounted by up to five percent (5%) from the then current market price.

IS THERE A COST TO PARTICIPATE IN THE PLAN?

         TMA pays all costs relating to the administration and maintenance of the Plan. There will be no brokerage commission on shares purchased from TMA. For shares purchased on the open market, TMA will pay any brokerage commissions or charges up to five percent (5%) and any excess above five percent (5%) will be paid by the participants on a pro rata basis.

HOW DO I ENROLL?

         Anyone is eligible. Simply complete the attached Authorization Form and mail it to the Plan Administrator. Shareholders previously enrolled in the Plan will continue to participate without any further action on their part.

         If your common and/or preferred shares are registered in a name other than your own e.g., in the name of a broker or bank nominee then you must either;

               (1) have your shares re-registered in your own name(s) and then complete the Authorization Form, or

               (2) request that your broker or nominee complete and sign the Authorization Form and a Broker Nominee form and return them to the Plan Administrator.

         Shareholders whose shares are registered in the name of the broker or nominee must verify


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for themselves the extent to which their broker or nominee is able to provide the services and features of the Plan directly to them. All communications regarding the Plan by these shareholders must be made directly to their broker or nominee. See the section entitled "Participation" in the accompanying Prospectus for further details.

HOW DO I GET MORE INFORMATION?

         Questions regarding the Dividend Reinvestment and Stock Purchase Plan should be directed to:

                   CONTINENTAL STOCK TRANSFER & TRUST COMPANY
                                   2 Broadway
                               New York, NY 10004
                                 (212) 509-4000

         If your shares are not held in your name, contact your brokerage firm, bank, or other nominee for more information. They can contact the Plan Administrator directly for instructions on how to participate on your behalf.

         Questions regarding Thornburg Mortgage Asset Corporation should be directed to:

                      THORNBURG MORTGAGE ASSET CORPORATION
                              119 East March Street
                           Santa Fe, New Mexico 87501
                                  505-989-1900

         Thank you for taking a few moments to carefully consider the advantages of enrolling in this Plan.

                                                     Sincerely,

                                                     /s/ LARRY A. GOLDSTONE
                                                     ---------------------------
                                                     Larry A. Goldstone
                                                     President


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